For Immediate Release:
June 18, 2007

Contact: Debbie Curry 239.436.5100
NCH Healthcare System

Laboratory Corporation of America® Holdings Agrees to
Acquire
DSI Laboratories from NCH Healthcare System

NAPLES, FL., June 18, 2006 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE-LH), an S&P 500 company and one of the world’s premier clinical laboratories, has agreed to acquire DSI Laboratories, Inc., a full-service medical reference and toxicology laboratory in Southwest Florida, from NCH Healthcare System, it was announced today.

        The sale will become effective after receiving government approval.

        DSI Laboratories has operations throughout Southwest Florida, including at its main office in Fort Myers, at 20 regional patient service centers, and at the NCH Downtown Naples and North Naples campuses. The agreement calls for NCH to retain internal, patient laboratory testing at its Downtown Naples and North Naples campuses, with LabCorp assuming the remainder of the operation.

        LabCorp, headquartered in Burlington, NC, has been a provider of laboratory services in Florida for more than 20 years. LabCorp is a pioneer in genomic testing and the commercialization of new diagnostic technologies, daily testing more than 370,000 specimens for more than 220,000 clients nationwide.

        Dr. Allen Weiss, M.D., president and CEO of NCH Healthcare System, said, “LabCorp’s planned acquisition of DSI is an important development for our community and a clear ‘win/win’ for our region, our customers and for NCH.

        “Southwest Florida will benefit from LabCorp’s extensive experience as a pioneering leader in offering innovative and leading-edge laboratory services to area physicians and their patients.

        “NCH will benefit by enabling us to reallocate resources and maximize our efforts in enhancing the core service for which we are most respected throughout the region and the state – inpatient care. In addition, the transaction will help fortify our balance sheet and help support our ability to offer competitive wages and benefits to continue to retain and attract the highest quality employees.”

        Woodrow Cook, LabCorp executive vice president of eastern operations, said, “We have had a long-standing commitment to serving Florida physicians and their patients by expanding our presence in the region. The combination of LabCorp and DSI strengthens our ability to locally and conveniently serve our managed care, physician and patient customers and continue to maintain the high level of service they want and deserve.”

        Purchase price of the transaction was not announced.

NCH Healthcare System

        The NCH Healthcare System is a full service, integrated healthcare system with 681 licensed beds collaborating with over 535 independent physicians to care for over 31,000 patients each year. Additionally, NCH’s ERs and outpatient areas had over 120,000 visits for the past few years. Caring for all ages in the community it serves, NCH performs approximately 500 open heart surgeries and 4,500 deliveries each year. NCH has been recognized by various quality agencies for low mortality in caring for heart attacks, strokes as well as other areas.

Laboratory Corporation of America® Holdings

        Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing.

        LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about LabCorp, visit www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.